                                                                EX. 5.1



                                        December       , 1996





BE Aerospace, Inc.
1400 Corporate Center Way
Wellington, Florida 33414

Ladies and Gentlemen:

        This opinion is furnished to you in connection with a registration statement on Form S-3 (No. 333-16235) (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 4,600,000 shares of common stock, $.01 par value per share (the "Shares"), of BE Aerospace, Inc., a Delaware corporation (the "Company"). The Shares are to be sold pursuant to an Underwriting Agreement (the "Underwriting Agreement") to be entered into among the Company, certain stockholders (the "Selling Stockholders") of the Company and Morgan Stanley & Co. Incorporated, CS First Boston Corporation and PaineWebber Incorporated as representatives of the several underwriters to be named on Schedule I thereto.

        We have acted as counsel for the Company in connection with the issue and sale of the Shares. For purposes of this opinion we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

        We express no opinion as to the applicability of, compliance with or effect of federal law or the law of any jurisdiction other than the General Corporation Law of the State of Delaware.

        Based upon the foregoing, we are of the opinion that (i) the Shares have been duly authorized; (ii) the Shares to be received by the Selling Stockholders upon exercise of stock options, when issued upon exercise of such stock options in accordance with their terms, and when sold by the Selling Stockholders in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable; and (iii) when issued and sold by the Company in accordance with the terms of the Underwriting Agreement, the Shares being sold by the Company will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters."





                                             Very truly yours,



                                             Ropes & Gray